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                                                                     EXHIBIT 4.6

                          W.A.B. Growth Equity Research
                          555 S. Barrington, Suite 211
                              Los Angeles, CA 90049

                              Phone: (310) 472-7411
                               Fax: (310) 472-5954


April 19, 1999

Mr. Michael Favish
President, CEO
Fotoball USA, Inc.
3738 Ruffin Road
San Diego, CA 92723

Dear Michael:

I agree to provide consulting services to Fotoball for a twelve-month period starting April 16, 1999 and ending April 16, 2000. In return, I will receive from Fotoball 10,000 stock options priced 15% above the close on April 16 (3 1/2) or at $4.00 per share. 2,500 of these options will vest immediately; 2,500 options will vest July 16, 1999; 2,500 options will vest October 16, 1999 and the remaining 2,500 options will vest January 16, 2000. These options will expire April 16, 2004 and will be adjusted accordingly for stock dividends and/or stock splits. If these terms are agreeable, please sign and fax the agreement back to me. I look forward to working with you.


Sincerely,
W.A.B. Growth Equity


/s/William Block                     /s/Michael Favish         4/21/99
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William Block, President             Michael Favish            Date